Exhibit 23.1

                  CONSENT OF INDEPENDENT ACCOUNTANTS


          We consent to the incorporation by reference in the registration statement of Rymer Foods Inc. on Form S-2 (File No. 33-86062) of our report which includes an explanatory paragraph regarding the uncertainty of the Company's ability to continue as a going concern dated December 12, 1997, on our audits of the consolidated financial statements and financial statement schedule of Rymer Foods Inc. and subsidiaries as of the one month period ended October 25, 1997 and the eleven month period ended September 20, 1997, which report is included on page 13 in this Annual Report on Form 10-K.



                                     /s/ Grant Thornton LLP

          Chicago, Illinois              GRANT THORNTON LLP
          January 23, 1998